SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                                (Amendment No.3)


                              Bank Plus Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0644461073
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Jeffrey S. Lambert
                       Strome Investment Management, L.P.
                         100 Wilshire Blvd., 15th Floor,
                             Santa Monica, CA 90401
                                 (310) 917-6600
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                October 20, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), Rule 13d-l(f) or Rule 13d-l(g), check the following box [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided on a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 2 OF 11 PAGES
-------------------                                           ------------------



--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Strome Investment Management, L.P., #95-4450882
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)(a)|X| (b)|_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)
         WC

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)|_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        DE

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                  1,271,600
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                    0

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                 1,271,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,271,600

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)|_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.6%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
           PN, IA

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 3 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS SSCO, Inc., 95-4450883

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  1,271,600
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                1,271,600

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         1,271,600

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.6%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO, HC

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 4 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Mark E. Strome

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  1,271,600
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                1,271,600

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         1,271,600

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.6%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN, HC

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 5 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Strome Partners, L.P., #95-4372590

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         0

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.0%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN, IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 6 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Strome Offshore Limited

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  983,280
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                983,280

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         983,280

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.1%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 7 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Strome Hedgecap Fund, L.P., #95-4385662

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  230,656
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                230,656

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         230,656

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.2%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 8 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Strome Hedgecap Limited

--------------------------------------------------------------------------------
2        CHECK THE BOX IF A MEMBER OF A GROUP*  (a) [X] (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
5 CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                0

                        --------------------------------------------------------
       NUMBER OF        8       SHARED VOTING POWER
        SHARES                  57,664
     BENEFICIALLY
       OWNED BY         --------------------------------------------------------
         EACH           9       SOLE DISPOSITIVE POWER
      REPORTING                 0
     PERSON WITH
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                57,664

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11
         57,664

--------------------------------------------------------------------------------
12       CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES* [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.3%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP NO. 0644461073                                          PAGE 9 OF 11 PAGES
-------------------                                           ------------------


INTRODUCTION

      This Amendment No. 3 relates to the Schedule 13D filed on behalf of (i) Strome Partners, L.P. ("SP"), (ii) Strome Offshore Limited ("SOFF"), (iii) Strome Hedgecap Fund, L.P. ("SHCF"), (iv) Strome Hedgecap Limited ("SHCL"), (v) Strome Investment Management, L.P. ("SIM"), (vi) SSCO, Inc. ("SSCO"), and (vii) Mark E. Strome ("Strome"), collectively the "Reporting Persons" with the Securities and Exchange Commission on December 1, 1999, as amended on February 22, 2000 and April 4, 2000 (the "Schedule 13D"). Items 1 and 5 of the Schedule 13D are amended and supplemented as follows:

ITEM 1.     SECURITY AND ISSUER.

      The number of issued and outstanding shares of Stock as of August 10, 2000, as set forth in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000, was 19,411,043.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) As of the date hereof, the Reporting persons have the following interest in the securities of the Company:

                  (i)   SP does not beneficially own any shares of Stock.

                  (ii) SOFF beneficially owns 983,280 shares of Stock and is the beneficial owner of 5.1% of the Stock.

                  (iii) SHCF beneficially owns 230,656 shares of Stock and is the beneficial owner of 1.2% of the Stock.

                  (iv) SHCL beneficially owns 57,664 shares of Stock and is the beneficial owner of 0.3% of the Stock.

                  (v) SIM, (y) as general partner of and discretionary investment adviser to SP and SHCF and (z) discretionary investment adviser to SOFF and SHCL, beneficially owns 1,271,600 shares of Stock and is the beneficial owner of 6.6% of the Stock.

                  (vi) SSCO, as the general partner of SIM beneficially owns 1,271,600 shares of Stock and is the beneficial owner of 6.6% of the Stock.

                  (vii) Strome, as a settlor and trustee of the The Mark E.
                        Strome Living Trust dated 1/16/97, which trust is the controlling shareholder of SSCO, beneficially owns 1,271,600 shares of Stock and is the beneficial owner of 6.6% of the Stock.

-------------------                                           ------------------
CUSIP NO. 0644461073                                         PAGE 10 OF 11 PAGES
-------------------                                           ------------------


            The Reporting Persons in the aggregate may be deemed to own an aggregate of 6.6% of the Stock.

             (b)

                SP       SOFF     SHCF    SHCL      SIM       SSCO      STROME
                --       ----     ----    ----      ---       ----      ------

SOLE POWER      0         0         0       0        0          0         0
TO VOTE/
DIRECT VOTE

SHARED          0      983,280   230,656 57,664  1,271,600  1,271,600 1,271,600
POWER TO
VOTE/

DIRECT VOTE

SOLE POWER      0         0         0       0        0          0         0
TO DISPOSE/
DIRECT
DISPOSITION

SHARED          0      983,280   230,656 57,664  1,271,600  1,271,600 1,271,600
POWER TO
DISPOSE/
DIRECT

DISPOSITION

            (c) The trading dates, number of shares purchased or sold and the price per share for all transactions by the Reporting Persons since July 20, 2000, are set forth below. All such transactions were open market transactions and were effected on the NASDAQ National Market. No other transactions were effected by the Reporting Persons during such period.


                         TRADE DATE         BOUGHT (SOLD)           PRICE
--------------------------------------------------------------------------------
        SOFF              10/20/00            (300,000)             $3.25

        SHCF              10/20/00            (60,000)              $3.25

        SHCL              10/20/00            (15,000)              $3.25

-------------------                                           ------------------
CUSIP NO. 0644461073                                         PAGE 11 OF 11 PAGES
-------------------                                           ------------------


SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            October 24, 2000



Strome Partners, L.P.
By: Strome Investment Management, L.P., general partner
by its general partner, SSCO, Inc.

By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Strome Offshore Limited

By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Director


Strome Hedgecap Fund

By: Strome Investment Management, L.P., general partner
by its general partner, SSCO, Inc.


By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Strome Hedgecap Limited


By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Director

Strome Investment Management, L.P.
By: SSCO, Inc., general partner



By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Chief Operating Officer



SSCO, Inc.


By:  /s/  Jeffrey S. Lambert
     --------------------------
     Jeffrey S. Lambert
     Chief Operating Officer



Mark E. Strome

By:  /s/  Jeffrey S. Lambert
     --------------------------